Exhibit 99.1

Balchem Corporation Completes Acquisition of Kappa Bioscience AS

New Hampton, New York, (June 21, 2022) - Balchem Corporation (NASDAQ:BCPC), a global specialty ingredients company focused on Nutrition and Health, today announced that it completed its acquisition of Kappa Bioscience AS, a leading science-based manufacturer of specialty vitamin K2 for the human nutrition industry, headquartered in Oslo, Norway. The signing of a definitive agreement to acquire Kappa Bioscience AS was previously announced on June 14, 2022.

With this acquisition, Balchem accelerates its strategy to expand its portfolio of science-based specialty nutrients with leading positions in growing markets. Vitamin K2 is a fast-growing specialty vitamin that plays a crucial role in the human body for bone health, heart health, immunity, and athletic performance. Primarily, vitamin K2 supports the transport and distribution of calcium in the body. Vitamin K2 is important at all life stages, from pregnancy and early life to healthy aging. Kappa’s K2VITAL® branded vitamin K2 is the leading synthetic vitamin K2 and is backed by strong intellectual property and a deep clinical research portfolio.

About Balchem Corporation
Balchem Corporation develops, manufactures and markets specialty ingredients that improve and enhance the health and well-being of life on the planet by providing state-of-the-art solutions and the finest quality products for a range of industries worldwide. The company reports three business segments: Human Nutrition & Health; Animal Nutrition & Health; and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market.

About Kappa Bioscience
Kappa Bioscience AS was founded in Oslo, Norway, in 2006 following a game-changing discovery: The synthesis of pure, all-bioactive vitamin K2 MK-7, an essential vitamin needed to direct calcium around our bodies and keep hearts, bones, and lots of other things healthy. Today, that pioneering spirit is still as strong as ever. With patented processes, innovative technology, and renowned expertise, Kappa Bioscience AS produces K2VITAL® and K2VITAL® Delta; vitamin K2 with unmatched purity and stability, in a wider range of formulations than anyone else, to bring the best possible benefits of vitamin K2 to everyone.

From vitamin K2 and turn-key solutions to research and marketing initiatives, to product launches and growth strategies, Kappa Bioscience AS believes in doing it right. That means developing products and services that set new standards of excellence, made with integrity, and through close collaboration. Together with its partners, Kappa Bioscience AS is helping the health and nutrition industry turn a corner, without cutting corners.

Forward-Looking Statement
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2021. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:

Jacqueline Yarmolowicz, Executive Assistant

Telephone: 845-326-5600

Email: JYarmolowicz@balchem.com